TOWN & COUNTRY CORPORATION                                    EXHIBIT 11

    Earnings Per Share Computations
    (Unaudited)

                      For the Three Months Ended     For the Nine Months Ended
                     November 26,    November 27,   November 26,   November 27,
                        1995           1994             1995          1994

    PRIMARY EPS:
Net income          $ 6,636,293    $16,424,043    $ 1,940,857    $ 6,776,653
Accretion of discount
  and dividends on
  preferred stocks     255,320         479,551        786,359      1,426,299
Loss attributable
  to common
  stockholders     $ 6,380,973     $15,944,492    $ 1,154,498    $ 5,350,354

Weighted average
  common shares
  outstanding       23,834,596      23,432,449     23,728,355     23,429,811
Weighted shares issued
  from exercise and
  assumed execise of:
  warrants                  --             --              --           --

 Shares for EPS
      calculation   23,834,596      23,432,449     23,728,355     23,429,811



REPORTED EPS:
Net income         $          0.28 $         0.70 $         0.08 $         0.29
Accretion of discount
  and dividends
  on preferred stocks        (0.01)         (0.02)         (0.03)         (0.06)
Income per
   common share    $          0.27 $         0.68 $         0.05 $         0.23


 FULLY DILUTED EPS:

For the periods presented in this exhibit, there is no dilution from Primary EPS. 6)


This exhibit should be reviewed in conjunction with Note 4 of Notes to Consolidated Financial Statements.